EMC CORPORATION
                     401(k) SAVINGS PLAN
           (Amended and Restated January 1, 1998)





                       EMC CORPORATION
                     401(k) SAVINGS PLAN

                      Table of Contents


 ARTICLE 1.  INTRODUCTION                          1
          1.1.  In General                         1
          1.2.  Purpose of Plan                    1

 ARTICLE 2.  PARTICIPATION                         2
          2.1.  Date of Participation.             2
          2.2.  Cessation of Participation         2
          2.3.  Breaks in Participation            2

 ARTICLE 3.  CONTRIBUTIONS.                        3
          3.1.  Pre-Tax Employee Contributions     3
          3.2.  Matching Contributions             3
          3.3.  Discretionary Profit-Sharing
                Contributions                      3
          3.4.  Rollover Contributions             4
          3.5.  Certain Limits Apply               4
          3.6.  Establishment of Trust             4

 ARTICLE 4.  PARTICIPANT ACCOUNTS                  5
          4.1.  Accounts                           5
          4.2.  Adjustment of Accounts             5
          4.3.  Investment of Accounts             5
          4.4.  Vesting                            6
          4.5.  Special Vesting Rules              7
          4.6.  Changes in Vesting Schedule        7
          4.7.  Forfeitures                        7
          4.8.  Separate Account                   8
          4.9.  Reports to Participants            8

 ARTICLE 5.  WITHDRAWALS OR LOANS PRIOR TO
         SEPARATION FROM SERVICE                   9
          5.1.  In General.                        9
          5.2.  Withdrawals After Age 59 1/2       9
          5.3.  Hardship Withdrawals               9
          5.4.  Loans                             11
          5.5.  Order of Withdrawals; Adjustment  13

 ARTICLE 6.  DISTRIBUTION OF BENEFITS             14
          6.1.  Separation from Service or Death  14
          6.2.  Method of Making Distributions    14
          6.3.  Direct Rollovers                  14
          6.4.  Time of Distributions             14
          6.5.  Latest Payment of Benefits        15
          6.6.  Distributions After a Participant's
                Death                             16
          6.7.  Notice to Trustee                 17
          6.8.  Designation of Beneficiary        17

 ARTICLE 7.  ADMINISTRATION                       19
          7.1.  Plan Administrator                19
          7.2.  Powers                            19
          7.3.  Effect of Interpretation or
                Determination.                    19
          7.4.  Examination of Records            20
          7.5.  Reliance on Tables, Etc.          20
          7.6.  Expenses of Plan                  20
          7.7.  Named Fiduciary                   20
          7.8.  Reporting and Disclosure.         20
          7.9.  Withholding of Tax                20
          7.10. Indemnification of Company Members
                and Assistants                    20
          7.11.  Claims and Review Procedures     20
          7.12.  Participant-Directed Investments 21

 ARTICLE 8.  AMENDMENT AND TERMINATION OF PLAN    22
          8.1.  Amendment                         22
          8.2.  Termination                       22
          8.3.  Binding Effect on Participating
                Employers                         22
          8.4.  Distributions Upon Termination
                of the Plan                       23
          8.5.  Amounts Transferred From Other
                Plans                             23
          8.6.  Merger or Consolidation of Plan;
                Transfer of Plan Assets           23
          8.7.  Successor Employers               24
          8.8.  Participating Employer Ceasing
                to be Affiliated                  24

 ARTICLE 9.  MISCELLANEOUS                        25
          9.1.  Voting of Stock                   25
          9.2.  Tender or Exchange Offers         25
          9.3.  Limitation of Rights              27
          9.4.  Payments to Minors and
                Incompetents                      27
          9.5.  Governing Law                     27
          9.6.  Nonalienability of Benefits       27
          9.7.  Payment Under Qualified Domestic
                Relations Orders                  28
          9.8.  Information Between Company and
                Trustee                           28
          9.9.  Veterans' Re-Employment and
                Benefits Rights                   28

 ARTICLE 10.  LIMITS ON CONTRIBUTIONS             29
          10.1.  Code Section 404 Limits          29
          10.2.  Code Section 415 Limits          29
          10.3.  Code Section 402(g) Limits       29
          10.4.  Code Section 401(k)(3) Limits    29
          10.5.  Code Section 401(m) Limits       31
          10.6.  Return of Contributions          33

 ARTICLE 11.  SPECIAL TOP HEAVY PROVISIONS        35
          11.1.  Special Contribution for Top
                 Heavy Plan Years                 35
          11.2.  Adjustment to Limitations        36
          11.3.  Definitions                      36

 ARTICLE 12.  DEFINITIONS                         38
          12.1.  "Accounts"                       38
          12.2.  "Affiliated Company"             38
          12.3.  "Annual Addition"                38
          12.4.  "Beneficiary"                    38
          12.5.  "Board of Directors"             38
          12.6.  "Code"                           38
          12.7.  "Company"                        38
          12.8.  "Compensation"                   38
          12.9.  "Computation Period"             39
          12.10.  "Effective Date"                39
          12.11.  "Eligible Employee"             39
          12.12.  "Eligibility Period"            40
          12.13.  "EMC Stock Fund"                40
          12.14.  "Employee"                      40
          12.15.  "Entry Date"                    40
          12.16.  "ERISA"                         40
          12.17.  "Hour of Service"               40
          12.18.  "Limitation Year"               41
          12.19.  "Normal Retirement Age"         41
          12.20.  "Participant"                   41
          12.21.  "Participating Employer"        41
          12.22.  "Period of Service"             41
          12.23.  "Plan"                          43
          12.24.  "Plan Year"                     43
          12.25.  "Qualified Domestic Relations
                   Order"                         43
          12.26.  "Stock"                         43
          12.27.  "Total and Permanent Disability"43
          12.28.  "Trust"                         44
          12.29.  "Trust Fund"                    44
          12.30.  "Trustee"                       44
          12.31.  "Valuation Date"                44
          12.32.  "Pre-Tax Employee Contributions"44

ARTICLE 1.  INTRODUCTION

     1.1 In General. This Plan amends, restates and continues the EMC Corporation 401(k) Savings Plan, as in effect prior to the Effective Date. The provisions of the restated Plan, as set forth below, are effective as of the date or dates set forth at Section 12.10 below.

     1.2 Purpose of Plan. This Plan is intended to qualify as a profit-sharing plan under Section 401(a) of the Code, and the cash or deferred arrangement forming part of the Plan is intended to qualify under Code section 401(k). The provisions of the Plan shall be construed and applied accordingly. The Plan is being maintained by the Company and any other Participating Employers for the purpose of providing benefits to Participants upon retirement and certain other severances from service in a manner consistent and in compliance with Section 401(a) of the Code and Title I of ERISA. Except as otherwise provided in Sections 7.6, 9.7 and 10.6, no part of the corpus or income of the Trust forming part of this Plan will be used for or diverted to purposes other than for the exclusive benefit of each Participant and Beneficiary.

ARTICLE 2.  PARTICIPATION.

     2.1 Date of Participation. Each Eligible Employee who was eligible to Participate in the Plan on December 31, 1997 shall continue to be eligible to participate, subject to
Section 2.2. Each other Eligible Employee will become a Participant on the later of the Effective Date and the Entry Date next following the date on which he or she completes an Hour of Service as an Eligible Employee, provided he or she is an Eligible Employee on such day and subject to Section
2.2 below.

     2.2 Cessation of Participation. In general, a Participant will cease to be a Participant as of the earlier of (a) the date on which he or she ceases to be an Eligible Employee, and (b) the date on which the Plan terminates. Notwithstanding the preceding sentence, an individual generally will continue to be treated as a Participant for purposes of Articles 4, 5, 6, 7, 8 and 9 until such time as the Participant's Plan Accounts have been completely forfeited or distributed.

     2.3 Breaks in Participation. If a Participant ceases to be a Participant pursuant to Section 2.2(a) and thereafter returns to the employ of a Participating
Employer, he or she will again become a Participant on the Entry Date (if prior to the date described in Section
2.2(b)) coinciding with or next following the day on which he or she performs an Hour of Service as an Eligible
Employee.

ARTICLE 3.  CONTRIBUTIONS.

     3.1 Pre-Tax Employee Contributions. Each Participant may enter into a contribution agreement with his or her Participating Employer specifying that a percentage of his or her Compensation will be contributed to the Trust as a Pre-Tax Employee Contribution. By agreeing to Pre-Tax Employee Contributions, the Participant shall agree to a reduction in pay in the amount designated and the Participating Employer shall agree in consideration of such reduction to contribute an equivalent amount to the Trust on the Participant's behalf. Pre-Tax Employee Contributions will be allocated to the Participant's Pre-Tax Employee Contribution Account. Pre-Tax Employee Contributions made pursuant to this Section 3.1 will be contributed to the Trust as soon as the contributions can be reasonably segregated from the general assets of the Participating Employer, but in no event later than the fifteenth business day of the month following the month during which the Compensation to which some contributions relate is paid.

     Each contribution election shall be made in a manner prescribed or approved by the Company, and may be for no more than 15% of Compensation for a payroll period. A Participant's contribution election will be effective as of the first payroll period ending on or after an Entry Date as is administratively practicable. A contribution election may be changed or revoked as of the first payroll period as is administratively practicable. Any establishment, change, or revocation of a contribution election shall be made with such prior notice as the Company may prescribe. In no event shall a contribution election be effective with respect to Compensation payable before the date the election is entered into.

     3.2  Matching Contributions.  For each calendar
quarter, a qualified Participant's Participating Employer
shall contribute to the Trust for the Participant's benefit
Matching Contributions in an amount equal to the Pre-Tax
Employee Contributions made for the benefit of the
Participant for such quarter, if any.  For purposes of the
preceding sentence, Pre-Tax Employee Contributions for any
quarter in excess of either a specified amount or a
percentage of the Participant's Compensation for such
calendar quarter shall be disregarded.  The Board of
Directors shall determine such dollar amount and percentage
(which amount and percentage may be zero) for each calendar
quarter.   Matching Contributions will be allocated to the
Participant's Matching Contribution Account within the time required by Treasury Regulation section 1.415-6.

     For purposes of receiving Matching Contributions for any quarter, a Participant shall be a "qualified
Participant" if the Participant is an Employee on the last day of such calendar quarter.

     3.3 Discretionary Profit-Sharing Contributions. The Participating Employers shall contribute to the Trust, in addition to the amounts (if any) contributed under Sections
3.1 and 3.2, their allocable share (as determined by the Company) of an amount equal to a percentage of each Eligible Participant's Compensation for such Plan Year. The Board of Directors shall determine such percentage of Compensation for any Plan Year, which percentage may be zero. Contributions under this Section 3.3 shall be made as soon as practicable following the close of each Plan Year, but in any event by the time required by Treasury Regulation section 1.415-6, and shall be allocated to eligible Participant's Discretionary Profit-Sharing Contribution Account.

     For purposes of this Section 3.3, a Participant shall be considered an "eligible Participant" for any Plan Year if he or she (i) is a Participant on the last day of the Plan Year or separated from service on account of retirement after attaining age 65, death or Total and Permanent Disability during the Plan Year, (ii) is credited with 1,000 Hours of Service during the Plan Year, and (iii) is (or, in the case of death, retirement after attaining age 65 or Total and Permanent Disability during the Plan Year, was at the time of such death, retirement or Total and Permanent Disability) employed by a Participating Employer designated by the Board of Directors as Participating in the program of Discretionary Profit-Sharing Contributions described in this Section.

     Only those Participating Employers which are so designated shall make Discretionary Profit-Sharing
Contributions in accordance with the provisions of this Section.

     3.4 Rollover Contributions. An Eligible Employee may make a Rollover Contribution to the Plan upon demonstration to the Company that the contribution is eligible for transfer to the Plan pursuant to the rollover provisions of the Code. An individual making a rollover hereunder will not become a Participant until he or she has satisfied the eligibility requirements of Article 2, but will be treated as a Participant with respect to his or her Rollover
Contribution Account for purposes of Articles 4, 5, 6, 7, 8 and 9 of the Plan.

     3.5  Certain Limits Apply.  All contributions to the
Plan are subject to the applicable limits set forth under Code sections 401(k), 401(m), 402(a), 404, and 415, as further described in Article 10. In addition, certain minimum allocations may be required under Code sections 401(a)(26), 410(b) and 416, as described elsewhere in the Plan.

     3.6 Establishment of Trust. The Company has established a Trust to accept and hold contributions made under the Plan. The Trust is governed by an agreement between the Company and the Trustee, the terms of which are consistent with the Plan provisions and qualification under Code sections 401(a) and 501(a).

ARTICLE 4.  PARTICIPANT ACCOUNTS.

     4.1 Accounts. The Company will establish and maintain (or cause the Trustee to establish and maintain) for each Participant, as necessary, a Pre-Tax Employee Contribution Account, Matching Contribution Account, Discretionary Profit-Sharing Contribution Account, Rollover Contribution Account and such other Accounts as it deems advisable.

     4.2  Adjustment of Accounts.  As of each Valuation
Date, each Account will be adjusted to reflect the fair market value of the assets allocated to the Account. In so doing,

          (a) each Account balance will be increased by the amount of contributions, income and gain allocable to such Account since the prior Valuation Date;

          (b) each Account balance will be decreased by the amount of distributions, forfeitures and withdrawals from the Account and expenses and losses allocable to the Account since the prior Valuation Date.

Income, expense, gain and loss which is generated by a particular investment option within the Trust shall be allocated to an Account participating in such investment option in the ratio to which the portion of the Account which is invested in the investment option bears to the entire amount of Trust assets invested in such investment option. To the extent consistent with ERISA, any expenses relating to a specific Account or Accounts, including without limitation, commissions or sales charges with respect to an investment in which the Account participates, may be charged solely to the particular Account or Accounts.

     4.3  Investment of Accounts.

          (a)  All contributions to the Plan and all
     investments held thereunder will be held by the Trustee in the Trust. All Accounts under the Plan shall be invested in one or more investment options made available from time to time by the Company for this purpose. The Plan is intended to be an "ERISA section 404(c) plan" within the meaning of regulations issued pursuant to such section. Participants shall have the opportunity, at least once in any 3-month period, to give investment instructions to the Company (with an opportunity to obtain written confirmation of such instructions) as to the investment of contributions made on his or her behalf among the investment options, subject to the allocation rules which may be prescribed by the Company. The Company shall be obligated to comply with such instructions except as otherwise provided in the ERISA Section 404(c) regulations. The Company shall prescribe the form and manner in which such directions shall be made, as well as the frequency with which such directions may be made or changed, and the dates as of which they shall be effective, in a manner consistent with the foregoing. By failing to submit a completed investment election or otherwise affirmatively directing the initial investment of his or her Accounts, a Participant shall be deemed to elect that contributions shall be invested in a money market fund available under the Plan. The Company shall be the fiduciary identified to furnish the information contemplated by ERISA Section 404(c), but may designate on its behalf another person or entity to provide such information or to perform any of the obligations of the Company under this Section 4.3.

          (b) Effective as of July 1, 1998, with respect to Pre-Tax Employee Contributions and Matching
     Contributions made on and after that date, a Participant may direct such Contributions to be invested in the EMC Stock Fund, subject to the following special rules:

                    (i)  no more than 30% of Pre-Tax
          Employee Contributions and no more than 30% of Matching Contributions (determined at the time such Contributions are made to the Trust) may be invested in the EMC Stock Fund;

                    (ii)  Participant may direct that
          amounts previously invested in the EMC Stock Fund be reallocated to other investment options available under the Plan at any time, subject to the rules and procedures established by the Company; and

                    (iii)  for the avoidance of doubt, (A)
          no portion of a Participant's Discretionary Profit-Sharing Contribution Account or Rollover Contribution Account may be invested in the EMC Stock Fund, (B) Pre-Tax Employee Contributions and Matching Contributions which are not initially invested in the EMC Stock Fund may not be reallocated to the EMC Stock Fund, and (C) amounts reallocated from the EMC Stock Fund to other investment options may not be invested again in the EMC Stock Fund.

     4.4  Vesting.

          (a)  A Participant will at all times be 100%
     vested in his or her Pre-Tax Employee Contribution
     Account, Matching Contribution Account and Rollover
     Contribution Account.

          (b) Each Participant will have a vested interest in a percentage of his or her Discretionary Profit-
     Sharing Contribution Account determined in accordance with the following schedule and based on his or her Period of Service:

                                        Applicable
            Period of Service           Percentage

              Less than 1 year               0%
              1 but less than 2 years       25%
              2 but less than 3 years       50%
              3 but less than 4 years       75%
              4 or more years              100%

     4.5 Special Vesting Rules. Notwithstanding any provision of the Plan to the contrary, a Participant will be fully vested in 100% of the Accounts maintained for his or her benefit upon the happening of any one of the following events:

          (a)  the Participant's attainment of Normal
     Retirement Age (age 65) while an Employee;

          (b) the Participant's separation from service due to his or her Total and Permanent Disability;

          (c)  the Participant's death while an Employee;

          (d) the termination or partial termination of the Plan or the complete cessation of contributions to the Plan, to the extent that the Participant is affected by such termination, partial termination, or complete discontinuance.

     4.6 Changes in Vesting Schedule. If the Plan's vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of a Participant's vested percentage (or if the Plan changes to or from a top-heavy vesting schedule), each Participant who has completed 3 Plan Years during which he or she was credited with at least 1,000 Hours of Service may elect, within the period described below, to have his or her vested percentage determined without regard to such amendment or change. The period referred to in the preceding sentence will begin on the date the amendment of the vesting schedule is adopted and will end 60 days thereafter, or, if later, 60 days after the latest of the following dates:

          (a)  the date on which such amendment is adopted;

          (b) the date on which such amendment becomes effective; and

          (c) the date on which the Participant is issued written notice of such amendment by the Company.

     4.7 Forfeitures. If a Participant separates from the service of the Employer on or after January 1, 1998, at a time when he or she has a less than 100 percent (100%) nonforfeitable interest in his or her Discretionary Profit-Sharing Contribution Account, the forfeitable portions of such Accounts will immediately be treated as forfeited. Notwithstanding the foregoing, if at any time prior to incurring five consecutive Breaks in Service the Participant is reemployed by the Employer, any amount so forfeited will be recredited to the Participant's Discretionary Profit-Sharing Contribution Account subject to the following special rules:

          (a)  Amounts required to be recredited to a
     Participant's Account pursuant to this Section will be taken first from amounts forfeited by other
     Participants which have not yet been applied in accordance with the last sentence of this Section 4.7.

          (b) A reemployed Participant's nonforfeitable interest in any amounts recredited to his or her Account pursuant to this Section will be determined under Section 4.4, taking into account the Participant's Period of Service accumulated before the separation from service which caused the forfeiture.

All forfeitures arising under this Section 4.7, to the extent not applied to the recrediting of Accounts of reemployed Participants as described above, will be applied toward the payment of Plan expenses in accordance with
Section 7.6. If any excess remains after application of the preceding sentence, the excess shall be applied toward Matching Contributions under Section 3.2 (if any) for the Plan Year. If any excess still remains after application of the preceding sentences, it shall be allocated as additional Matching Contributions pursuant to Section 3.2.

     4.8 Separate Account. If a distribution has been made to a Participant at a time when he or she has a nonforfeitable right to less than one hundred (100%) percent of his or her Accounts, the vesting schedule in Section 4.4 will thereafter apply only to his or her Accounts attributable to contributions allocated after such distribution. The balance in his or her Accounts which were not 100% vested at the time of such distribution shall, immediately after such distribution, be transferred to separate accounts which will be maintained for the purpose of determining his or her interest therein at any later time. At any relevant time, his or her nonforfeitable interest in each such separate account will be equal to P(AB+D)-D, where P is the nonforfeitable percentage of his or her Account at the relevant time determined under Section 4.4; AB is the account balance of the separate account at the relevant time; and D is the amount of the distribution. However, if any portion of such separate account is forfeited under Section 4.7, the Participant's interest in the remaining balance, if any, in such separate account will thereafter be fully vested and nonforfeitable.

     4.9 Reports to Participants. The Company, at least annually, will provide to each Participant a written statement of his or her Plan Accounts.

ARTICLE 5. WITHDRAWALS OR LOANS PRIOR TO SEPARATION FROM
           SERVICE

     5.1 In General. Except as provided in this Article 5, in-service withdrawals are not permitted.

     5.2 Withdrawals After Age 59 1/2. A Participant who is an Employee and has attained age 59 1/2 may withdraw part or all of the vested portion of his or her Accounts. A request for a withdrawal under this Section 5.2 shall be made in compliance with such rules and procedures as may be established by the Company.

     5.3  Hardship Withdrawals.

          (a) Any Participant who has demonstrated to the satisfaction of the Company that he or she has suffered an immediate and heavy financial need as defined in this paragraph (a) may request a withdrawal from his or her (i) Pre-Tax Employee Contribution Account of any sum not in excess of his or her cumulative Pre-Tax Employee Contributions reduced by the amount of previous distributions of Pre-Tax Employee Contributions made pursuant to this Section 5.3; (ii) Matching Contribution Account; (iii) Rollover Contribution Account; and (iv) Discretionary Profit-Sharing Contribution Account. The value of all such Accounts shall be determined as of the Valuation Date coinciding with or immediately preceding the date of the withdrawal. A request for withdrawal under this
     Section 5.3 shall be made in accordance with such rules and procedures as may be established by the Company. Such request shall set forth the facts establishing the existence of the hardship and the amount requested. In addition to such request, the Company may require such other information, in form satisfactory to the Company, as it deems necessary to discharge its responsibilities pursuant to this Article 5. Upon receipt of such a request, the Company will determine whether an immediate and heavy financial need exits; if the Company determines that such a need does exist, it will further determine what portion of the amount requested by the Participant is required to relieve the financial need and will direct the Trustee to distribute to the Participant in a single lump sum the amount so determined to be required. A hardship withdrawal shall be taken pro rata from the Participant's Plan Accounts.

          (b) For purposes of this Section, a distribution will be deemed to be on account of an immediate and heavy financial need if the distribution is on account of:

               (i)  unreimbursed medical expenses described
          in Section 213(d) of the Code incurred by the Participant, his or her spouse or a dependent of the Participant;

               (ii)  payment of tuition for the next 12
          months of post-secondary education of the Participant or the Participant's spouse, children or dependents;

               (iii)  costs directly related to the purchase
          (excluding mortgage payments) of a principal residence for the Participant; or

               (iv)  the need to prevent the eviction of the
          Participant from his or her principal residence or foreclosure on the mortgage of the Participant's principal residence.

          (c) For purposes of this Section, a distribution will be treated as an "amount necessary to relieve the financial need" if:

               (i) the distribution is not in excess of the amount of the immediate and heavy financial need of the Participant (including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution);

               (ii)  the Participant has obtained all
          distributions (if any) available under this and all other qualified retirement plans maintained by the Employer (other than hardship withdrawals);
          and

               (iii)  the Participant has obtained all
          nontaxable loans currently available under this and all other qualified plans of the Employer.

          (d) Any Participant making a withdrawal under this Section shall be ineligible to have Pre-Tax Employee Contributions (or any other contributions described in Code section 402(g)(3)) made to the Plan, to the Company's Employee Stock Purchase Plan, or to any other qualified or nonqualified plans of deferred compensation of the Employer (other than health or welfare benefit plans) for a 12-months period following the Valuation Date as of which the withdrawal is effective. Such 12-month period shall begin as of the first pay period following such hardship withdrawal as is administratively practicable. In addition, for the Plan Year following the year the hardship withdrawal is effective, no Pre-Tax Employee Contributions (and any other contributions described in Code section 402(g)(3)) shall be made for the benefit of the Participant to the Plan or to any other qualified retirement plan maintained by the Employer for such Year in excess of the applicable limit in effect under
     Section 402(g)(1) of the Code for such Year reduced by the aggregate amount of Pre-Tax Employee Contributions (and any other contributions described in Code section 402(g)(3)) made for the benefit of the Participant to all other qualified retirement plans maintained by the Employer for the Plan Year in which the hardship withdrawal is effective.

     5.4 Loans. Upon the request of a Participant on a form and in a manner approved or prescribed by the Company, the Company may direct the Trustee to make a loan from the Plan to such Participant, subject to the following conditions:

          (a) The Company shall determine the time or times each year when loans shall be made available to Participants, and shall formulate such rules and procedures as it deems appropriate relating to such loans including such terms as may from time to time be specified by the Company in accordance with this
     Section 5.4. Any written procedures developed by the Company shall become part of this Plan.

          (b) The amount of any loan (the "subject loan"), together with the aggregate amount of principal and accrued interest owed by the Participant with respect to any prior loans from the Trust, shall not exceed the least of:

               (i)  $50,000 reduced by the excess (if any)
          of (A) the highest outstanding balance of loans from the Plan to the Participant during the one-year period ending on the day before the date on which the subject loan is made, over (B) the outstanding balance of loans from the Plan to the Participant on the date on which the subject loan is made; or

               (ii)  one-half of the vested portion of that
          part of the Participant's Accounts.

     For purposes of this Section 5.4(b), the value of a Participant's Accounts shall be determined as of the Valuation Date immediately preceding the date the loan is approved. A loan shall not be available under the Plan unless the loan (determined after applying the limitations described above) is at least $1,000.

     For purposes of this Section 5.4, former Participants, terminated Employees, alternate payees under Qualified
Domestic Relations Orders, individuals described in Section
9.9, and Beneficiaries shall not be treated as Participants eligible to take loans under the Plan unless required by applicable regulations issued by the Department of Labor.

          (c) Each loan must be evidenced by a note and must be secured by not more than 50% of the Participant's nonforfeitable interest in his or her Accounts, including as part of such security the note evidencing the loan. The amount of the loan shall bear interest at an annual percentage interest rate to be fixed by the Company. In determining the interest rate, the Company shall take into consideration interest rates currently being charged by persons in the business of lending money with respect to loans made in similar circumstances. The Company shall make such determination through consultation with one or more lending institutions, as the Company deems appropriate. Loans granted at different times may bear different interest rates. In the event of any default by a Participant under the note evidencing any loan under this Section 5.4(c), the unpaid principal of the note shall immediately become due and payable in full. Such unpaid principal, together with any accrued but unpaid interest, shall thereupon be deducted from the Participant's Accounts, subject to the following restriction: in no event shall the Company apply the Participant's Accounts to satisfy the Participant's loan obligation, whether or not the Participant is in default, unless and until the amount so applied could be distributed in accordance with Article 6 of the Plan or withdrawn in accordance with Section 5.2.

          (d) Each such loan made to a Participant who is an Employee shall be repayable by payroll deduction, with substantially level amortization (as that term is used in section 72(p)(2)(C) of the Code) and payments not less frequent than quarterly, over a specified period of time, as determined by the Company. Each such loan made to any other Participant shall be repayable in a manner providing for substantially level amortization (as that term is used in section 72(p)(2)(C) of the Code) and payments not less frequent than quarterly, over a specified period of time, as determined by the Company. Such period of time shall not exceed five years, unless the loan is used to acquire a dwelling unit which is to be used within a reasonable time as the principal residence of the Participant, in which case such period may not exceed ten years.

          (e)  If, at the time benefits are to be
     distributed to a Participant or the Participant's Beneficiary under Article 6 of the Plan, there remains any unpaid balance of a loan hereunder, such unpaid balance must become immediately due and payable in full. Such unpaid balance, together with any accrued but unpaid interest on the loan, shall be deducted from the Participant's account before any such distribution of benefits is made. No loan shall be made hereunder after the time distributions to a Participant or Beneficiary under Article 6 are to be paid or commence.

          (f) A note evidencing a loan to a Participant under this Section 5.4 shall be an asset of the Trust which is allocated to the Accounts of the Participant, and shall be deemed to have a fair market value at any given time equal to the unpaid balance of the note plus the amount of any accrued but unpaid interest.

          (g) Amounts necessary to provide a loan under this Section shall be obtained by the Trustee pro rata from each of the investment options in which the Participant's accounts are invested. Any repayment of a loan hereunder shall be reinvested in the investment fund in accordance with written rules or procedures prescribed by the Company. The Company shall communicate the rules and procedures which it formulates hereunder to each Participant who applies for a loan under the Plan.

          (h)  Loans shall be made available to all
     Participants on a reasonably equivalent basis, except that the Company may make reasonable distinctions based upon creditworthiness, other obligations of the Participant, state law restrictions affecting payroll deductions and any other factors that may adversely affect the ability to assure repayment through payroll deduction, where applicable, or such other manner as the Company may require. The Company may reduce or refuse a requested loan where it determines that timely repayment of the loan through payroll deduction is not assured.

     5.5 Order of Withdrawals; Adjustments. Amounts withdrawn pursuant to this Article 5 in the case of any Participant will be taken pro rata from each of the investment options in which the Participant's Accounts are invested (determined as of the Valuation Date coinciding with or immediately preceding the date of the withdrawal).

ARTICLE 6.  DISTRIBUTION OF BENEFITS

     6.1 Separation from Service or Death. Following a Participant's separation from service of the Company and the Affiliated Companies for any reason other than death, the Participant will receive the vested portion of his or her Accounts as provided in this Article 6. If a Participant dies before the complete distribution of the vested portion of his or her Accounts, distribution will be made pursuant to Section 6.6.

     6.2 Method of Making Distributions. Distributions to a Participant or Beneficiary from the Trust will normally be made in a single lump sum cash payment. However, a Participant who was a Participant in the Plan on December 31, 1988, may irrevocably elect, by notice given to the Company in accordance with such rules and procedures as the Company may establish for this purpose, to receive the vested portion of his or her entire Accounts in cash installments, the amount of each such installment to be determined by dividing the former Participant's remaining nonforfeitable Account balance by the number of payments which remain to be made.

     6.3 Direct Rollovers. If a Participant, a Beneficiary who is the Participant's surviving spouse, or an alternate payee of a Participant under a Qualified Domestic Relations Order described in Section 9.7 is entitled to receive any distribution under this Article 6 (other than a distribution in installments elected under Section 6.2), he or she may elect, at the time and in the manner prescribed by the Company, to have any portion of the distribution paid directly to an eligible retirement plan. For this purpose, an "eligible retirement plan" is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), a qualified plan described in Code Section 401(a), or an annuity plan described in Code Section 403(a). However, in the case of a distribution under this Section 6.3 to a Participant's surviving spouse, an "eligible retirement plan" is an individual retirement account or individual retirement annuity.

     The Company shall give a distributee notice of his or her right to elect a direct rollover and an explanation of the withholding consequences if not making the election. Such notice shall be given no earlier than 90 days and no less than 30 days before the date of distribution. However, a distribution may commence before the expiration of the 30-day period, at the election of the distributee, provided the distributee is provided information clearly indicating his or her right to such 30-day period.

     6.4 Time of Distributions. Distribution with respect to a Participant's separation from service will commence as soon as practicable after the Participant's separation from service. In the case of a Participant whose vested portion of his or her Accounts is valued in excess of $5,000 and who has not yet attained age 65, distribution may not be made under this Section unless:

          (a) between the 30th and 90th day prior to the date distribution is to be made, the Company notifies the Participant in writing that he or she may defer distribution until age 65; and

          (b) the Participant consents to the distribution after the information described above has been provided to him or her, and files such consent with the Company.

Notwithstanding the foregoing, a distribution may commence less than 30 days after the notification under paragraph (a) above is given, provided that the Company informs the Participant that he or she has a right to a period of at least 30 days after receiving the notice to consider any distribution election and the Participant may rescind any election to receive a distribution for a period of at least seven days after the date the individual receives such notice. For purposes of this Section, the vested portion of a Participant's accounts will be considered to be valued in excess of $5,000 if the value of such portion exceeds such amount at the time of the distribution in question or exceeded such amount at the time of any prior distribution to the Participant under the Plan.

     The failure of a Participant to consent to an immediate distribution under paragraph (b) above shall be deemed to be an election to defer commencement of the payment of benefits as provided under Section 6.5. An individual who elects deferral of a benefit under this Section 6.4 may at any time subsequent to such election request a distribution of the benefit deferred. The Company may prescribe such rules as it deems necessary pertaining to the form of such a request or to any information or signatures required with respect thereto.

     Distribution under this Section will be made in any case not later than the earliest to occur of the following:
(1) the latest date for payment prescribed by Section 6.5,
(2) as soon as reasonably practicable after the Company is notified of the Participant's death, or (3) as soon as reasonably practicable after the Company receives from the Participant and records a consent to distribution.

     6.5 Latest Payment of Benefits. It is the general intention of the Company to allow Participants whose account balances exceed $5,000 at the time of separation from service with the Company to leave their balances in the Plan until they request a distribution. However, in order to comply with the law, the following provisions may require earlier distribution.

          (a) In no event will any payment of benefits to a Participant under the Plan commence later than the earlier of the dates described in (1), (2) and (3), where:

               (1) is, unless otherwise elected by the
          Participant in writing, the 60th day after the close of the Plan Year in which occurs the latest of the date on which the Participant attains age 65, the tenth anniversary of the year in which the Participant commenced participation in the Plan, and the date on which the Participant ceases to be an Employee,

               (2)  is, for a Participant who is not a 5%
          owner, April 1 following the calendar year during which the Participant retires or attains age 70 1/2, whichever is later, and

               (3) is, for a Participant who is a 5% owner, April 1 following the calendar year in which the Participant attains age 70 1/2.

          (b)  Notwithstanding paragraph (a)(2), with
     respect to any Participant who is not a 5% owner and who attains age 70 1/2 on or after January 1, 1996, and on or before December 31, 1998, the payment of the Participant's Accounts shall commence no later than the April 1 following the close of the calendar year in which the Participant attains age 70 1/2 (or such later date as may be permitted under guidance from the Internal Revenue Service), unless such Participant elects to delay such payment until he or she retires.
     In addition, any Participant who is not a 5% owner and who attained age 70 1/2 before January 1, 1996 may elect, in accordance with rules and procedures established by the Company, to stop receiving payments pursuant to paragraph (a)(2) until such Participant retires.

          (c) If a Participant remains an Employee after the beginning of the year in which benefits are to commence under paragraph (a)(3) above or under paragraph (b), the Participant's Accounts shall be distributed on or before the following April 1, and any additional amounts credited to the Participant's Accounts shall be distributed on or before each subsequent December 31.

          (d) Notwithstanding any other provision of the Plan to the contrary, all benefit distributions under the Plan shall be made in a manner consistent with
     Section 401(a)(9) of the Code and regulations thereunder, including Proposed Regulation section
     1.401(a)(9)-2, to the extent such regulations remains consistent with Code section 401(a)(9), as modified from time to time.

For purposes of this Section 6.5, "5% owner" has the meaning given it in Section 416(i)(B)(i) of the Code.

     6.6 Distributions After a Participant's Death. If a Participant dies before the complete distribution of his or her Accounts, the Participant's Beneficiary will receive the vested portion of the Participant's Accounts in a single sum as provided in Section 6.2 as soon as practicable following the Participant's death (but in no event later than December 31 of the calendar year following the year of the Participant's death). The value of such Accounts shall be determined as of the Valuation Date coinciding with or immediately following receipt from the Beneficiary and recording by the Company of a certified copy of the death certificate for the Participant and the final distribution form to be provided by the Company.

     6.7  Notice to Trustee.  The Company will notify the
Trustee whenever any Participant or Beneficiary is entitled to receive a distribution under the Plan. In giving such notice, the Company will specify the name and last known address of the person receiving such distribution. Upon receipt of such notice from the Company, the Trustee will, as soon as is reasonably practicable, distribute such amount.

     6.8  Designation of Beneficiary.

          (a) Subject to the provisions of this Section, a Participant's Beneficiary shall be the person or persons and entity or entities, if any, designated by the Participant from time to time on a form approved by the Company. A non-spouse Beneficiary designation by a Participant who is married at the time of his or her death shall not be effective unless

          (i)  prior to the Participant's death, the
     Participant's surviving spouse consented to and acknowledged the effect of the Participant's designation of a specific non-spouse Beneficiary
     (including any class of Beneficiaries or any contingent
     Beneficiaries) on a written form approved by the Company and witnessed by a notary public or a duly authorized Plan representative; or

          (ii) it is established to the satisfaction of the Company that spousal consent may not be obtained because there is no spouse, because the spouse has died, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may prescribe; or

          (iii) the spouse had earlier executed a general consent form permitting the Participant (A) to select from among certain specified Beneficiaries without any requirement of further consent by the spouse (and the participant designates a Beneficiary from the specified list), or (B) to change his or her beneficiary without any requirement of further consent by the spouse. Any such general consent shall be on a form approved by the Company, and must acknowledge that the spouse has the right to limit consent to a specific Beneficiary and that the spouse voluntarily elects to relinquish such right.

Notwithstanding the foregoing, the Company may, in its discretion, determine whether a Beneficiary designation is effective, and shall reject as ineffective any designation first received by or presented to the Company after the death of the Participant. In the event a spouse is legally incompetent to give consent, the spouse's legal guardian, even if the guardian is the Participant, may give consent on behalf of the spouse. Any consent and acknowledgment by (or on behalf of) a spouse, or the establishment that the consent and acknowledgment cannot be obtained, shall be effective only with respect to such spouse, but shall be irrevocable once made.

          (b)  A Participant who has designated a
     Beneficiary in accordance with this Section 6.8 may change such designation at any time by giving written notice to the Company, subject to the conditions of this Section 6.8 and such additional conditions and requirements as the Company may prescribe in accordance with applicable law.

          (c)  If a Participant dies without a surviving
     Beneficiary, the full amount payable upon his or her death will be paid to his or her surviving spouse or, if none, to his or her estate.

ARTICLE 7.  ADMINISTRATION

     7.1 Plan Administrator. For purposes of ERISA, the plan administrator shall be the Company.

     7.2 Powers. The Company will have full discretionary power to administer the Plan in all of its details, subject, however, to the requirements of ERISA. For this purpose the Company's discretionary power will include, but will not be limited to, the following authority:

          (a)  To make and enforce such rules and
     regulations as it deems necessary or proper for the efficient administration of the Plan;

          (b) To interpret the Plan, its interpretation thereof in good faith to be final and conclusive on any Employee or other person;

          (c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

          (d) To compute the amount of benefits which will be payable to any Participant or other person in accordance with the provisions of the Plan, and to determine the person or persons to whom such benefits will be paid;

          (e)  To authorize the payment of benefits;

          (f)  To authorize the payment of reasonable
     expenses of administering the Plan in accordance with
     Section 7.6.

          (g) To keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under the Code and applicable regulations, or under other federal, state or local law and regulations;

          (h) To appoint such agents, counsel, accountants, consultants and record keepers as may be required to assist in administering the Plan; and

          (i)  To allocate and delegate its fiduciary
     responsibilities under the Plan, any such allocation or designation to be by written instrument and in accordance with Section 405 of ERISA.

     7.3 Effect of Interpretation or Determination. Any interpretation of the Plan or other determination with respect to the Plan by the Company shall be final and conclusive on all persons in the absence of clear and convincing evidence that the Company acted arbitrarily and capriciously.

     7.4 Examination of Records. The Company will make available to each Participant such of its records as pertain to him or her, for examination at reasonable times during normal business hours.

     7.5 Reliance on Tables, Etc. In administering the Plan, the Company will be entitled to the extent permitted by law to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by an actuary, accountant, trustee, counsel or other expert who is employed or engaged by the Company.

     7.6 Expenses of Plan. All expenses of administering the Plan shall be paid from the Trust, unless otherwise paid by the Company. The compensation of all agents, counsel or other persons retained or employed by the Company to assist in administrating the Plan shall be fixed by the Company and shall be paid in the same manner as provided in the preceding sentence.

     7.7 Named Fiduciary. The Company will be a "named fiduciary" for purposes of Section 402(a)(1) of ERISA with authority to control and manage the operation and administration of the Plan.

     7.8 Reporting and Disclosure. The Company will be responsible for complying with the reporting and disclosure requirements of ERISA.

     7.9 Withholding of Tax. Any distribution under the Plan will in all events be subject to such tax and other withholdings as may be required by the Code and applicable regulations.

     7.10  Indemnification of Company Members and
Assistants. The Company agrees to indemnify and defend to the fullest extent of the law, any Employee or former Employee who has been appointed to assist the Company in administering the Plan or to whom the Company has delegated any of its duties or responsibilities, against any liabilities, damages, costs and expenses including attorneys' fees or liability, including any sum paid in settlement of any claim with the approval of the Board of Directors, arising out of any act or omission to act in connection with the Plan, if such act or omission is in good faith.

     7.11  Claims and Review Procedures.

          (a) Claims Procedure. If any person believes he or she is being denied any rights or benefits under the Plan, such person may file a claim in writing with the Company. If any such claim is wholly or partially denied, the Company will notify such person of its decision in writing. Such notification will contain
     (i) specific reasons for the denial, (ii) specific reference to pertinent plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Company (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90 day period). If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his or her claim.

          (b) Review Procedure. Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (i) file a written request with the Company for a review of his or her denied claim and of pertinent documents and (ii) submit written issues and comments to the Company. The Company will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent plan provisions. The decision on review will be made within 60 days after the request for review is received by the Company (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Company to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period). If the decision on review is not made within such period, the claim will be considered denied.

     7.12 Participant-Directed Investments. The Company shall promulgate rules and procedures, identify Plan fiduciaries and provide Participants with information with respect to the investment options offered under the Plan, not inconsistent with the express provisions of this Article and Section 4.3, as it deems necessary or advisable for purposes of satisfying the applicable requirements of ERISA
Section 404(c) and its regulations. All such rules and procedures, identifications and information shall be deemed to be a part of the Plan for purposes of Department of Labor Regulation section 2550.404c-1.

ARTICLE 8.  AMENDMENT AND TERMINATION OF PLAN

     8.1 Amendment. The Company reserves the power at any time or times to amend the provisions of the Plan and Trust to any extent and in any manner that it may deem advisable by written instrument, executed by an officer of the Company, providing for such amendment. Any such instrument will be effective in accordance with its terms as to all Participants and all persons having or claiming any interest hereunder. This power to amend shall be exercised by vote of the Board of Directors, pursuant to the rules established in the Company's By-Laws. However, notwithstanding this provision of power, the Company will not have the power:

          (a) to amend the Plan and Trust in such manner as would cause or permit any part of the assets of the Trust to be diverted to purposes other than for the exclusive benefit of each Participant and his or her Beneficiary, unless such amendment is permitted by law, governmental regulations or ruling;

          (b) to amend the Plan or Trust retroactively in such a manner as would eliminate or reduce any benefit attributable to service before the amendment to the extent such elimination or reduction would be prohibited under Section 411(d)(6) of the Code; or

          (c) to amend the Plan or Trust in such manner as would increase the duties or liabilities of the Trustee unless the Trustee consents thereto in writing.

     8.2 Termination. The Company has established the Plan and authorized the establishment of the Trust with the bona fide intention and expectation that contributions will be continued indefinitely, but may discontinue contributions under the Plan or terminate the Plan at any time by written notice delivered to the Trustee without liability whatsoever for any such discontinuance or termination.

     8.3 Binding Effect on Participating Employers. Any amendment or termination of the Plan by the Company under Sections 8.1 or 8.2 shall bind all of the other
Participating Employers without the requirement for action or consent on the part of any such Participating Employer.
In addition, no Participating Employer other than the Company shall have any power to amend, modify, suspend or terminate the Plan as to its own or any other Participating
Employer's participation therein, and all such power is exclusively vested in the Company. In addition, the Plan shall be treated as if it were maintained by a single employer, and the withdrawal from participation in the Plan of one or more Participating Employers shall not be deemed to be a termination or partial termination of the Plan with respect to the Participants employed by such Participating
Employer or Employers unless required to be treated as such by applicable laws or regulations.

     8.4 Distributions Upon Termination of the Plan. Upon termination of the Plan or complete discontinuance of contributions thereunder, each affected Participant (including a terminated Participant in respect of amounts not previously forfeited by him or her) will have a fully vested and nonforfeitable interest in his or her Accounts, and the Trustee will make prompt distribution to each Participant or other person entitled to distribution of an amount equal to his or her Accounts, in a lump sum payment, subject to Treasury regulation section 1.411(a)-11(e). However, if a successor plan is maintained or established within the meaning of Treasury regulation section 1.401(k)- 1(d)(3), distributions shall be made to Participants and their Beneficiaries only in accordance with Article 6. Upon the completion of distributions to all Participants and Beneficiaries, the Trust will terminate, the Trustee will be relieved from all liability under the Trust, and no Participant or other person will have any claims thereunder, except as required by applicable law.

     Notwithstanding the foregoing, if the Plan and Trust
(or any portion thereof) are terminated in connection with the merger into, or transfer to, another plan and trust, distributions shall not be made upon termination but shall be governed by the successor or transferee plan and trust.

     8.5 Amounts Transferred From Other Plans. From time to time the Company may determine to merge or consolidate another tax-qualified plan with, or transfer all or a portion of the assets and liabilities of another tax-qualified plan to, the Plan, whether in connection with an acquisition by the Company or otherwise. Such merger, consolidation or transfer of amounts from another plan to the Plan may occur only if the Company determines that the requirements of Code section 414(l) will be satisfied with respect to the affected participants of the other plan and that such merger, consolidation or transfer will not jeopardize the Plan's tax qualification under section 401(a) of the Code.

     In connection with any such merger, consolidation or transfer, an individual whose benefits are transferred to the Plan will not become a Participant until he or she has satisfied the eligibility requirements of Article 2 but shall be treated as a Participant (with respect to such transferred benefit) for purposes of Articles 4, 5, 6, 7, 8 and 9. To the extent necessary to satisfy the requirement of Code section 411(d)(6), or as otherwise determined by the Company, forms of benefit distributions with respect to transferred amounts shall be preserved hereunder. The Company may provide for the separate accounting of benefits transferred pursuant to this Section to the extent it deems such separate accounting necessary or appropriate to carry out the provisions of this Section.

     8.6  Merger or Consolidation of Plan; Transfer of Plan
Assets. In case of any merger or consolidation of the Plan with, or transfer of assets and liabilities of the Plan to, any other plan, provision must be made so that each Participant would, if the Plan then terminated, receive a benefit immediately after the merger, consolidation, or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

     8.7 Successor Employers. In the event of the dissolution, merger, consolidation or reorganization of a Participating Employer or all Participating Employers, provision may be made by which the Plan and the Trust will be continued by or under the sponsorship of the successor employer; and in that event, such successor shall be substituted for the Participating Employer or Employers under this Plan. This substitution of the successor shall constitute an assumption of the applicable Plan liabilities by the successor, and the successor shall have all of the powers (if any), duties and responsibilities of the replaced Participating Employer or Employers under the Plan.

     8.8 Participating Employer Ceasing to be Affiliated. In the event a Participating Employer (other than the Company) ceases to be a subsidiary or other affiliate of the Company as a result of a merger, reorganization, or sale or other transfer of stock, the following provisions shall apply:

          (a) Such Participating Employer shall thereupon cease to be a Participating Employer under the Plan.

          (b) The Plan shall not terminate with respect to the Participants employed by such former Participating
     Employer solely because it ceased to be a Participating
     Employer.

          (c)  The Company may agree with such former
     Participating Employer (or with an organization acquiring the former Participating Employer) that the assets of the Trust properly allocable to Participants employed by the former Participating Employer be transferred to another plan maintained by the former Participating Employer (or by such other organization), provided that the requirements of Section 8.6 are satisfied and such other plan assumes all liabilities of the Plan with respect to such Participants. The Company shall direct the Trustee to carry out such transfer in accordance with the terms of such agreement.

ARTICLE 9.  MISCELLANEOUS

     9.1 Voting of Stock. Before each annual or special meeting of the stockholders of the Company, the Company shall cause to be sent to each Participant whose Plan
Accounts are invested in the EMC Stock Fund a copy of the proxy solicitation material therefor, together with a form requesting confidential instructions to the Trustee on how to vote the number of shares of Stock representing the Participant's interest in the EMC Stock Fund. Upon receipt of such instructions, the Trustee shall vote the shares of Stock as instructed. Instructions received from individual
Participants by the Trustee shall be held in the strictest confidence and shall not be divulged or released to any person, including officers or employees of the Company. At the direction of the Company, the Trustee shall vote, in person or by proxy at its discretion, shares of the Stock held in the Trust for which voting instructions shall not have been received.

     9.2  Tender or Exchange Offers.  The provisions of this
Section shall apply in the event a tender or exchange offer
(hereinafter, a "tender offer") for Stock is commenced by a person or persons.

          (a)  Certain Tender Offers Not Approved by
     Continuing Directors. In the event a tender offer not approved by the continuing directors (as hereinafter defined) for Stock is commenced by a person or persons other than (i) the Company, (ii) any other Affiliated Company (determined as of the date immediately preceding the commencement of the tender offer), (iii) the Plan, or (iv) any other employee benefit plan maintained by an Affiliated Company (determined as of the date immediately preceding the commencement of the tender offer), the Company and the Trustees, promptly after receiving notice of the commencement of any such tender offer, shall transfer all recordkeeping functions and responsibilities under the Plan to an independent recordkeeper. The independent recordkeeper in turn shall confidentially solicit from each Participant and Beneficiary to whose accounts units representing an interest in shares of Stock are allocated, instructions as to whether those shares are to be tendered or held. Each Participant and Beneficiary shall be given the right of instruction as to that number of shares of Stock which bears the same relationship to the total number of shares of Stock for which unit interests are allocated to individual Accounts under the Plan, as the number of units allocated to such Participant's or Beneficiary's Accounts bears to the total number of units allocated to individual Accounts under the Plan. On the basis of these instructions, the recordkeeper shall determine a fraction, the numerator of which is the total number of shares of Stock for which it has received instructions to tender and the denominator of which is the total number of shares of Stock as to which unit interests are allocated under the Plan to the individual Accounts of Participants and Beneficiaries. The recordkeeper shall then multiply this fraction by the total number of shares of Stock held in the Trust and shall instruct the Trustee to tender, and the Trustee shall tender from among the shares of Stock held in the Trust, that number of shares of Stock which equals the resulting product. The Trustee shall not tender shares of Stock in excess of the number so authorized to be tendered.

          Following any tender offer described in the preceding paragraph that has resulted in the sale or exchange of any shares or Stock held in the Trust, the recordkeeper shall continue to maintain on a confidential basis the accounts of Participants and Beneficiaries to whose Accounts units representing an interest in shares of Stock were allocated at any time during such offer, until complete distribution of such Accounts. In the event that there is no sale or exchange of any shares of Stock held in the Trust pursuant to the tender offer, the recordkeeper shall transfer back to the Trustees and the Company the recordkeeping functions, provided, however, it shall keep confidential any instructions which it may have received from Participants and Beneficiaries relating to the tender offer.

          (b) Other Tender Offer. In the event of a tender offer not covered by paragraph (a) above, the Trustees shall solicit from each Participant and Beneficiary to whose Accounts units representing interests in shares of Stock are allocated, instructions as to whether shares are to be tendered or held. Each Participant and Beneficiary shall be given the right of instruction as to that number of shares of Stock which bears the same relationship to the total number of shares of Stock for which unit interests are allocated to individual Accounts under the Plan, as the number of units allocated to such Participant's or Beneficiary's Accounts bears to the total number of units allocated to individual Accounts under the Plan. On the basis of these instructions, the Trustees shall determine a fraction, the numerator of which is the total number of shares of Stock for which it has received instructions to tender and the denominator of which is the total number of shares of Stock as to which unit interests are allocated under the Plan to the individual Accounts of Participants and Beneficiaries. The Trustees shall then multiply this fraction by the total number of shares of Stock held in the Trust and shall tender, from among those shares of Stock held in the Trust, that number of shares of Stock which equals the resulting product. The Trustees shall not tender shares of Stock in excess of the number so authorized to be tendered.

          (c)  Other.  For purposes of allocating the
     proceeds of any sale or exchange pursuant to a tender offer, the Company or the independent recordkeeper, as the case may be, shall treat as having been sold or exchanged first those shares of Stock as to which, immediately prior to the sale or exchange, unit interests were allocated to individual Accounts. Any proceeds remaining after application of the preceding sentence shall be treated as proceeds from the sale or exchange of unallocated shares, if any. Any adjustments to individual accounts pursuant to the provisions of the Plan shall be made by the Company or the independent recordkeeper, as the case may be, on information supplied by the Company or the Trustees.

          (d) Definition of "Continuing Director". For purposes of this Section, a "continuing director" is any director of the Company (i) who has continuously been a director of the Company since January 1, 1998 or
     (ii) who is a successor of a continuing director (as defined in (i)) if such successor (and any intervening successor) shall have been recommended or elected to succeed a continuing director by a majority of the then continuing directors.

     9.3 Limitation of Rights. Neither the establishment of the Plan and the Trust, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against any Participating Employer, the Company (or any member thereof) or the Trustee except as provided herein; and in no event will the terms of employment or service of any Participant be modified or in any way be affected hereby. It is a condition of this Plan, and each Participant expressly agrees by his or her participation herein, that each Participant will look solely to the assets held in the Trust for the payment of any benefit to which he or she is entitled under the Plan.

     9.4 Payments to Minors and Incompetents. If the Company receives evidence satisfactory to it that any person entitled to receive any benefit payments under the Plan is, at the time when such benefit payments are payable, a minor or physically or mentally incompetent to receive such benefit and to give a valid release therefor, and that another individual or an institution is then maintaining or has custody of such person, and that no guardian or other representative of the estate of such person has been duly appointed, the Company may authorize payment of such benefit otherwise payable to such person or such other individual or institution, and the release of such other individual or institution will be valid and complete discharge for the payment of such benefit.

     9.5 Governing Law. The Plan and all provisions thereof will be governed by the laws of the Commonwealth of Massachusetts to the extent such laws are not inconsistent with, or preempted by, ERISA or other Federal law.

     9.6 Nonalienability of Benefits. The benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law.

     The provisions of the preceding paragraph shall apply in general to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order. Notwithstanding the foregoing, if such order is a Qualified Domestic Relations Order, the provisions of the preceding paragraph shall not apply.

     9.7 Payment Under Qualified Domestic Relations Orders. Notwithstanding any provisions of the Plan to the contrary, if there is entered any Qualified Domestic Relations Order that affects the payment of benefits hereunder, such benefits shall be paid in accordance with the applicable requirements of such Order. Particularly, but not in limitation of the foregoing, distribution may be made to an alternate payee pursuant to the terms of a Qualified Domestic Relations Order before the affected Participant is otherwise entitled to receive a distribution from the Plan. The Company shall establish procedures to determine whether an order or other decree is a Qualified Domestic Relations Order, and to administer distributions under such Orders.

     9.8  Information Between Company and Trustee.  The
Company will furnish to the Trustee, and the Trustee will furnish to the Company, such information relating to the Plan and Trust as may be required under the Code and any regulations issued or forms adopted by the Treasury
Department thereunder or under the provisions of ERISA and any regulations issued or forms adopted by the Labor
Department thereunder.

     9.9 Veterans' Re-Employment and Benefits Rights. Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code section 414(u). In addition, loan repayments will be suspended under the Plan as permitted under Section 414(u)(4) of the Code.

ARTICLE 10.  LIMITS ON CONTRIBUTIONS.

     10.1 Code Section 404 Limits. The sum of the contributions made by each Participating Employer under the Plan for any Plan Year shall not exceed the maximum amount deductible under the applicable provisions of the Code. All contributions under the Plan made by a Participating Employer are expressly conditioned on their deductibility under Code section 404 for the taxable year when paid (or treated as paid under Code section 404(a)(6)).

     10.2 Code Section 415 Limits. Each Plan Year, the requirements of Code section 415, hereby incorporated by reference into the Plan, shall apply to limit contributions under the Plan.

          (a) Order of reduction. To the extent necessary to satisfy the limitations of Code Section 415 for any Participant, the Annual Addition which would otherwise be made on behalf of a Participant under the Plan shall be reduced after the Participant's benefit is reduced under any and all defined benefit plans, and after the Participant's Annual Addition is reduced under any other defined contribution plan.

          (b) Correction of excess Annual Addition. The Company, to the extent necessary to satisfy the foregoing limitations in the case of any Participant, shall: (i) first, reduce any future contributions remaining to be made for the Limitation Year for the benefit of the Participant; (ii) second, if a reduction is necessary in respect of amounts already contributed, return to the affected Participant his or her Pre-Tax Employee Contributions while transferring any related Matching Contributions (and earnings) to a suspense account within the Plan, to be applied or allocated as hereinafter provided; and (iii) if a further reduction is necessary, transfer any Discretionary Profit-Sharing Contributions (and earnings) for the benefit of the Participant to a suspense account within the Plan, to be applied or allocated as hereinafter provided. Amounts held in a suspense account pursuant to the preceding sentence shall be used to reduce Matching Contributions for the benefit of the effected Participant during the next Limitation Year (and succeeding Limitation Years, if any), provided the Participant is an Eligible Employee. If the Participant ceases to be an Eligible Employee, any amount remaining in such suspense account shall be applied toward Matching Contributions for remaining Participants. If for any Plan Year a Discretionary Profit-Sharing Contribution but no Matching Contribution is made to the Trust, any amounts that would have been applied under this Section to Matching Contributions shall instead be applied to reduce Discretionary Profit-Sharing Contributions.

     10.3 Code Section 402(g) Limits. The maximum amount of Pre-Tax Employee Contributions made on behalf of any Participant for any calendar year, when added to the amount of elective deferrals under all other plans, contracts and arrangements of the Company and all Affiliated Companies with respect to the Participant for the calendar year, shall in no event exceed the maximum applicable limit in effect for the calendar year under Section 402(g) of the Code ($10,000 in 1998).

     10.4 Code Section 401(k)(3) Limits.

          (a) Certain prospective adjustments in Pre-Tax Employee Contributions. If at any time during a Plan Year the Company determines that the nondiscrimination standard of Code section 401(k)(3), hereby incorporated by reference and described below, may not be satisfied (or that the limitations set forth in Section 10.2 may be exceeded) by reason of excessive Pre-Tax Employee Contributions made or to be made for such Year, the Company may decrease the rate of future contributions under Section 3.1 for the Plan Year to the extent it deems such a decrease to be necessary or appropriate to satisfy or meet the aforesaid standard or limitations (or both). In the event of any such decrease in a contribution made for the benefit of any Participant, the amount by which the Participant's Compensation is reduced will be appropriately adjusted.

               (i)  The nondiscrimination standard referred
          to in the preceding paragraph will be satisfied for a Plan Year if either of the following tests is satisfied: (A) the average of the ratios of all Pre-Tax Employee Contributions to Compensation ("Deferral Ratios") for the Plan Year for all highly compensated Participants does not exceed the product of 1.25 times the average of the Deferral Ratios for the immediately preceding Plan Year for all Participants other than highly compensated Participants as determined for such preceding Plan Year (including those Participants who do not make an election under Section 3.1); or
          (B) the excess of the average of the Deferral Ratios for the Plan Year for all highly compensated Participants over the average of the Deferral Ratios for the immediately preceding Plan Year for all Participants other than highly compensated Participants as determined for such preceding Plan Year is not more than two percentage points, and the average of the Deferral Ratios for the Plan Year for all highly compensated Participants does not exceed the product of two times the average of the Deferral Ratios for the immediately preceding Plan Year for all Participants other than highly compensated Participants as determined for such preceding Plan Year.

             For purposes of these tests, "highly
          compensated Participants" for a Plan Year includes only those Participants who would be considered highly compensated employees for such Plan Year under section 414(q) of the Code without regard to the "top-paid group" rule of Code section 414(q)(1)(B)(ii).

             In the event that the Plan satisfies the requirements of Code sections 401(k), 410(a)(4) or 401(b) only if aggregated with one or more other plans with the same plan year, or if one or more of the plans with the same plan year satisfy such Code sections only if aggregated with the Plan, then this Section 10.4(a) shall be applied by determining the deferral ratios as if as such plans were a single plan, provided that each such plan uses the same testing method ("prior year testing method described above). Also, if, in addition to this Plan, a highly compensated Participant for the Plan Year is eligible to have elective deferrals (including qualified matching contributions, to the extent treated as elective deferrals) allocated to his or her accounts under any other cash or deferred arrangement described in Code section 401(k) and maintained by the Employer, the highly compensated Participant's Deferral Ratio shall be determined as if the additional elective deferrals, if any, are made under this Plan.

               (ii)  If the Company determines pursuant to
          this Section 10.4(a) to decrease the rate of contributions under Section 3.1 in order to satisfy the nondiscrimination standard described above, any such decrease shall be affected by a method determined by the Company in its discretion to satisfy the nondiscrimination requirement described in this Section 10.4(a).

               (iii)  If the Company requires a decrease in
          the rate of Pre-Tax Employee Contributions in order to meet the requirements of Section 10.2 with respect to any Participant, only those contributions which would have been made for the benefit of the Participant will be decreased.

               (iv)  Notwithstanding the foregoing, for the
          Plan Year beginning January 1, 1997, the Plan used the "current year" testing method, under which subparagraph (i) above was applied by comparing Deferral Ratios for the Plan Year of highly compensated Participants to Deferral Ratios for the same Plan Year of Participants other than highly compensated Participants.

          (b)  Excess contributions returned.  If,
     notwithstanding the adjustments described in paragraph
     (a), the Company determines that the nondiscrimination standard of Code section 401(k)(3), described in paragraph (a), will not be (or has not been) satisfied for such Year, excess contributions (as hereinafter defined) for such Year shall be returned to Participants within 2 1/2 months after the close of the Plan Year, in accordance with and subject to the following rules:

          (i) No return of contributions pursuant to this Section shall be effected except in accordance with section 401(k)(8) of the Code.

          (ii) The Company shall determine the excess Pre-Tax Employee Contributions attributable to each highly compensated Participant by: (A) first, treating Pre-Tax Employee Contributions made on behalf of all highly compensated Participants as having been reduced in the order of the Participants' respective Deferral Ratios, beginning with the largest such Ratio, until the Deferral Ratios for the highly compensated Participants (as so reduced) would satisfy the nondiscrimination standard of subparagraph (a)(i) above; and (B) second, aggregating the excess contributions determined under clause (A). The Company shall then cause an amount equal to the aggregate amount of such excess to be distributed to highly compensated Participants as follows: (1) first, highly compensated Participants shall be ranked in descending order based on the amounts of Pre-Tax Employee Contributions that were contributed to the Plan for their benefit; and (2) second, there shall be distributed to the Participant with the highest dollar amount of Pre-Tax Employee Contributions the amount required to cause that Participant's undistributed Pre-Tax Employee Contributions to equal the dollar amount of the Pre-Tax Employee Contributions for the benefit of the highly compensated Participant with the next highest dollar amount of Pre-Tax Employee Contributions. These steps shall be repeated until the aggregate amount of Pre-Tax Employee Contributions so distributed equals the aggregate amount of excess Pre-Tax Employee Contributions determined under the first sentence of this subparagraph (b)(ii). There shall be distributed together with any Pre-Tax Employee Contributions that are returned under this subsection earnings attributable to such contributions, as determined by the Company in a manner consistent with applicable regulations.

          (iii) Pre-Tax Employee Contributions for the benefit of a Participant which are returned as a result of this Section shall not be taken into account in determining the amount of Matching Contributions to be made for the Participant's benefit. To the extent Matching Contributions have already been made with respect to the Pre-Tax Employee Contributions at the time the Pre-Tax Employee Contributions are determined to be excess contributions, such Matching Contributions shall be distributed to the Participant at the same time the Pre-Tax Employee Contributions are returned.

     10.5 Code Section 401(m) Limits.

          (a) In General. Matching Contributions made under the Plan are subject to the limits of Code section 401(m), as more fully described below. The Plan provisions relating to the 401(m) limits are to be interpreted and applied in accordance with Code sections 401(m) and 401(a)(4), which are hereby incorporated by reference, and in such manner as to satisfy such other requirements relating to Code section 401(m) as may be prescribed by the Secretary of the Treasury from time to time.

          (b) Limits. In addition to the limitations of Sections 10.1 and 10.2, Matching Contributions for any Plan Year shall be limited so that the nondiscrimination standard described in this subsection is satisfied. The nondiscrimination standard described in this subsection is satisfied if and only if:

               (i)  either (A) the average of the ratios of
     all Matching Contributions to Compensation (the "Contribution Ratios") for the Plan Year for all highly compensated Participants does not exceed 1.25 times the average of the Contribution Ratios for the immediately preceding Plan Year for all Participants other than highly compensated Participants as determined for such preceding Plan Year, or (B) the excess of the average of the Contribution Ratios for the Plan Year for all highly compensated Participants over the average of the Contribution Ratios for the immediately preceding Plan Year for all Participants other than highly compensated Participants as determined for such preceding Plan Year is not more than two percentage points, and the average of the Contribution Ratios for the Plan Year for all highly compensated Participants does not exceed the product of two times the average of the Contribution Ratios for the immediately preceding Plan Year for all Participants other than highly compensated Participants as determined for such preceding Plan Year; and

               (ii)  after taking into account Pre-Tax
     Employee Contributions made for the Plan Year for the benefit of highly compensated Participants, the so-called "multiple use" limitations of Treasury regulation section 1.401(m)-2 have not been exceeded.

For purposes of these determinations, "highly compensated Participants" has the same meaning as in Section 10.4. Pre-Tax Employee Contributions not applied to satisfy the Code section 401(k)(3) limits described in Section 10.4 above may be treated as Matching Contributions for purposes of the limitations described in this Section to the extent permitted by Treasury regulation section 1.401(m)-1(b)(5). In the event that the Plan satisfies the requirements of Code sections 401(k), 410(a)(4), or 410(b) only if aggregated with one or more other plans with the same plan year, or if one or more other plans with the same plan year satisfy such Code sections only if aggregated with this Plan, then this Section shall be applied by determining the ratios of Matching Contributions to Compensation as if all such plans were a single plan, provided that each such plan uses the same method of testing as the Plan ("prior year" testing method described above).

     Notwithstanding the foregoing, for the Plan Year beginning January 1, 1997, the Plan used the "current year" testing method, under which subparagraph (i) above was applied by comparing Contribution Ratios for the Plan Year of highly compensated Participants to Contribution Ratios for the same Plan Year of Participants other than highly compensated Participants.

          (c)  Adjustments; return.  Notwithstanding Section
     3.2 above, if the amount determined to be contributed to the Trust for any Plan Year as Matching Contributions would result in a failure to satisfy the limitations of paragraph (b) above, then the Matching Contributions to be contributed to the Trust for the benefit of highly compensated Participants shall be reduced in such manner and to such extent as the Company determines to be necessary to satisfy such limitations. If, notwithstanding such precautions, Matching Contributions made to the Trust for a Plan Year exceed the limitations of paragraph (b) above, the excess of such contributions shall be determined and distributed as follows. First, the amount of excess shall be determined by treating Matching Contributions (and any other contributions treated as Matching Contributions) made for the benefit of highly compensated Participants as having been reduced in the order of their respective Contribution Ratios, beginning with the largest such ratio, until the Contribution Ratios for the highly compensated Participants (as so reduced) would satisfy the nondiscrimination standard of paragraph (b) above. Second, the amount of the excess contributions determined under the preceding sentence shall be aggregated. Third, the aggregate excess amount so determined shall be distributed by (i) ranking highly compensated Participants in descending order based on the amounts of Matching Contributions (and any other contributions treated as Matching Contributions) made for their benefit, and (ii) then distributing to the Participant with the highest dollar amount of such contributions the amount necessary to cause the undistributed portion of such contributions to equal the dollar amount of Matching Contribution (and any other contributions treated as Matching Contributions) for the benefit of the highly compensated Participant with the next highest amount of such contributions, and so forth until the entire aggregate excess amount of Matching Contributions and any other contributions treated as Matching Contributions has been distributed. There shall be distributed together with any contributions distributed under the preceding sentence earnings attributable to such contributions, as determined by the Company in a manner consistent with applicable regulations. Any excess Matching Contributions distributed in accordance with this subsection shall nevertheless be treated as employer contributions for purposes of Code sections 401(a)(4), 404, and 415.

     10.6 Return of Contributions. All contributions under the Plan shall be made on the condition that they would be deductible under section 404 of the Code. If it is later determined that a contribution made by a Participating Employer was not deductible, the Trustee shall, upon request by the Participating Employer, return such contribution to the Participating Employer. In addition, if a contribution by a Participating Employer to the Trust is made by reason of a good faith mistake of fact, the Trustee will, upon request by the Participating Employer, return to such Participating Employer the excess of the amount contributed over the amount, if any, that would have been contributed had there not occurred a mistake of fact. In each case, the amount of the contribution to be returned shall be reduced by the losses of the Trust attributable thereto, if and to the extent such losses exceed the gains and income attributable thereto.

     If the excess amount described in the preceding paragraph has been credited to the Accounts of Participants, the amount returned under this Section 10.6 shall be subtracted from each Participant's Accounts in proportion to the portion of the excess amount allocated to the Participant. However, if, as a result of distributions from the Trust, the balance of a Participant's Accounts are less than the amount to be subtracted from them under the preceding sentence, the amount returned shall be reduced by the difference, and the Accounts of other Participants shall not be further adjusted under the preceding sentence. In no event shall the return of a contribution hereunder cause any Participant's Accounts to be reduced to less than they would have been had the mistaken or nondeductible amount not been contributed.

     No return of a contribution will be made more than one year after the mistaken payment of the contribution or the determination that the contribution would not have been deductible, as the case may be.

ARTICLE 11.  SPECIAL TOP HEAVY PROVISIONS.

     11.1 Special Contribution for Top Heavy Plan Years. Notwithstanding anything contained in the Plan to the contrary, if for any top heavy plan year the Discretionary Profit-Sharing Contribution made for the benefit of any Participant who is not a key employee for that year is less than three percent of such Participant's Compensation, a special contribution shall be made hereunder so that the sum of the special contribution and Discretionary Profit-Sharing Contribution equals three percent of the Participant's Compensation; provided, however, that if for such top heavy plan year the sum of the Voluntary, Matching and Discretionary Profit-Sharing Contributions made for the benefit of each key employee, expressed as a percentage of his or her Compensation, is less than three percent, the minimum contribution required under this Section 11.1 for the benefit of each Participant who is not a key employee will be limited to an amount which, when added to the Discretionary Profit-Sharing Contributions made for the benefit of such Participant, constitutes a percentage of such Participant's Compensation not less than the highest percentage obtained by dividing, for each key employee, the sum of the Voluntary, Matching and Discretionary Profit-Sharing Contributions made for the benefit of such key employee by his or her Compensation. In applying the preceding sentence, there shall be aggregated with contributions made for a Participant's benefit under the Plan all Employer contributions (other than voluntary contributions, in the case of a Participant who is not a key employee) for the benefit (and forfeitures allocated to the account) of the Participant under all qualified defined contribution plans (if any) required to be aggregated with the Plan pursuant to the first sentence of
Section 11.3(b)(iii), subject to the special rule of Code
section 416(c)(2)(B)(ii)(II).

     Notwithstanding the foregoing, no amount shall be required to be contributed pursuant to this Section in respect of any Participant for any year if, by reason of amounts contributed or benefits accrued with respect to such Participant of such year under one or more other plans maintained by the Employer, a contribution in respect of such Participant for such year under this Section would result in the duplication of minimum benefits or contributions, as determined under section 416(f) of the Code and the regulations thereunder.

     Any additional contribution made for the benefit of any Participant under this Section shall be credited to his or her Discretionary Profit-Sharing Contribution Account as soon as practicable after the close of the Plan Year for which the contribution is made.

     11.2 Adjustment to Limitations. For any Plan Year which is a top heavy plan year, the adjustment described in
Section 416(h) of the Code will apply for purposes of determining a Participant's "defined benefit plan fraction"
(as determined under Section 415(e)(2) of the Code and the regulations promulgated thereunder) and "defined contribution plan fraction" (as determined under Section
415(e)(3) of the Code and the regulations promulgated thereunder, including, if elected, the special transition rule of Section 415(e)(7) of the Code) unless (a) the Plan and each qualified plan with which the Plan is required to be aggregated pursuant to the first sentence of Section
11.3(b)(iii) satisfies the requirements of Section
416(h)(2)(A) of the Code, and (b) such Plan year would not be a top heavy plan year if "ninety percent" were substituted for "sixty percent" in the first paragraph of
Section 11.3(b).

     11.3 Definitions. As used in this Article, the following words shall have the following meaning:

          (a)  "Key employee" means any Employee or
     Beneficiary who is a "key employee" within the meaning of section 416(i) of the Code and the regulations promulgated thereunder. For purposes of determining who is a key employee, the compensation taken into account shall be the individual's Compensation. Any
     Employee (and any Beneficiary of an Employee) who is not a key employee shall be a non-key employee.

          (b) "Top heavy plan year" means a Plan Year in which the sum of the account balances of all key employees under the Plan and under each other qualified defined contribution plan (as of the applicable determination date of each such plan) which is aggregated with this Plan plus the sum of the present value of the total accrued benefits of all key employees under each qualified defined benefit plan (as of the applicable determination date of each such plan) which is aggregated with this Plan exceeds 60 percent of the sum of such amounts for all Employees, former Employees and Beneficiaries (other than former key employees) under such plans.

          The following rules shall apply for purposes of the foregoing determination:

          (i) all determinations hereunder will be computed in accordance with section 416 of the Code and the regulations promulgated thereunder, which are specifically incorporated herein by reference.

          (ii) The term "determination date" means, with respect to the initial plan year of a plan, the last day of such plan year and, with respect to any other plan year of a plan, the last day of the preceding plan year of such plan. The term "applicable determination date" means, with respect to the Plan, the determination date of the Plan Year of reference and, with respect to any other plan, the determination date for any plan year of such plan which falls within the same calendar year as the applicable determination date of the Plan. Accrued benefits or account balances under a plan will be determined as of the most recent valuation date of the plan; provided, however, that in the case of a defined benefit plan such valuation date must be the same date as is employed for computing plan costs for minimum funding purposes, and in the case of a defined contribution plan the value so determined will be adjusted for contributions made after the valuation date to the extent required by applicable Treasury regulations.

          (iii)  There shall be aggregated with this Plan
     (A) any other plan of an Employer under which at least one key employee participates and which is able to satisfy the requirements of sections 401(a)(4) or 410 of the Code by reason, at least in part, of the existence of this Plan, and (B) if at least one key employee is a Participant hereunder, any other plan of an Employer (1) in which a key employee participates or
     (2) which enables another such plan (including, but not limited to, the Plan) to satisfy the requirements of sections 401(a)(4) or 410 of the Code. Any plan of an Employer not required to be aggregated with the Plan may nevertheless, at the discretion of the Company, be aggregated with the Plan if the benefits and coverage of all aggregated plans would continue to satisfy the requirements of sections 401(a)(4) and 410 of the Code.

ARTICLE 12.  DEFINITIONS

     Wherever used herein, a pronoun or adjective in the masculine gender includes the feminine gender, the singular includes the plural, and the following terms have the meanings set forth below, unless a different meaning is clearly required by the context.

     12.1 "Accounts" mean, for any Participant, the accounts established under the Plan to which contributions made for the Participant's benefit, and any allocable income, expense, gain and loan, are allocated.

     12.2 "Affiliated Company" means (i) the Company, (ii) any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) with the Company, (iii) any trade or business, whether or not incorporated, which is under common control (as defined in section 414(c) of the Code) with the Company, (iv) any trade or business which is a member of an affiliated service group (as defined in section 414(m) of the Code) of which the Company is also a member; or (v) any other corporation, trade or business after the Board of Directors in its discretion declares it to be an "Affiliated Company."
Solely for the purposes of Section 10.2, Sections 414(b) and 414(c) of the Code will be considered modified as provided in Section 415(h) of the Code.

     12.3 "Annual Addition" means, in the case of any Participant for any Limitation Year, the sum of all amounts contributed for such year by a Participating Employer and credited to the Participant's Accounts under the Plan, including amounts, if any, returned to the Participant pursuant to Sections 10.3 and 10.4.

     12.4 "Beneficiary" means the person entitled to receive a death benefit with respect to a Participant under Article
6.

     12.5 "Board of Directors" means the Board of Directors of the Company.

     12.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

     12.7 "Company" means EMC Corporation and any successor to all or a major portion of its assets or business which successor assumes the obligations of EMC Corporation.

     12.8 "Compensation" for a Plan Year with respect to a Participant means all taxable compensation paid to the Participant during the Plan Year by a Participating Employer for services rendered as an Eligible Employee plus any amounts which would have been paid to the Participant but for a salary reduction agreement in connection with participation in a Code section 125 or 401(k) plan sponsored by a Participating Employer, but excluding car allowances, relocation assistance, reimbursements (such as travel expenses, tuition assistance, adoption assistance and similar reimbursements), and any income relating to stock options. Compensation for any period shall in all cases be limited to the applicable amount in effect for the period under Code section 401(a)(17) ($160,000 in 1998).

     12.9 "Computation Period" means an Eligibility Period or a Plan Year, as the context requires.

     12.10     "Effective Date" means January 1, 1998,
provided, however, that with respect to:

          (a)  Sections 6.5 (required minimum
     distributions), 10.3 (401(k) testing), 10.4 (401(m)
     testing) and 12.8 (no family aggregation of Compensation), the Effective Date shall be January 1,
     1997;

          (b)  Section 9.9 (veterans' rights), the Effective
     Date shall be October 13, 1996; and

          (c)  Section 4.3 (Company Stock), the Effective
     Date shall be July 1, 1998.

     12.11     "Eligible Employee" means:

          (a)  any Employee (other than a temporary or
     casual Employee) regularly scheduled to work at least
     20 hours per week; or

          (b) any Employee who is regularly scheduled to work less than 20 hours per week or who is a casual or temporary Employee, provided the Employee has completed a Computation Period with 1,000 or more Hours of Service.

     Notwithstanding the foregoing, the term Eligible
     Employee shall not include:

          (u) any Employee who is regularly scheduled to work less than 20 hours per week or who is a casual or temporary Employee, if the Employee has not completed an Eligibility Period with 1,000 or more Hours of Service;

          (v) any Employee whose employment is subject to the terms of a collective bargaining agreement, unless the agreement explicitly provides for inclusion;

          (w) any Employee who is a nonresident alien who receives no United States source income from a Participating Employer;

          (x)  any individual classified by a Participating
     Employer as an independent contractor (regardless of any later reclassification, whether or not retroactive);

          (y) any Employee who is a student intern, co-operative student, or similar student Employee; or

          (z) any individual considered to be an Employee solely by reason of the leased employee rules under Code section 414(n), unless the Employer for which the individual performs services is a Participating
     Employer, such Participating Employer has elected in writing to treat such individual as an Eligible
     Employee, and the Company has consented to such election.

     12.12 "Eligibility Period" means, with respect to an Employee, the period of 12 consecutive months beginning with the Employee's first Hour of Service and each Plan Year beginning after the Employee's first Hour of Service.

     12.13 "EMC Stock Fund" means that portion of the Trust Fund designed to invest primarily in Stock.

     12.14 "Employee" means any individual employed by an Affiliated Company, and any other individual to the extent required to be considered an Employee of an Affiliated Company by Code section 414(n).

     12.15 "Entry Date" means the first day of each calendar quarter (January 1, April 1, July 1, October 1), and such other dates as the Company may designate.

     12.16     "ERISA" means the Employee Retirement Income
Security Act of 1974, as from time to time amended, and any successor statute or statutes of similar import.

     12.17 "Hour of Service" means, with respect to any Employee, each hour described in (a), (b), (c), and (d) below:

          (a) each hour for which the Employee is directly or indirectly paid, or entitled to payment, for the performance of duties for an Affiliated Company, each such hour to be credited to the Employee for the Computation Period in which the duties were performed;

          (b) each hour for which the Employee is directly or indirectly paid, or entitled to payment, by an Affiliated Company (including payments made or due from a trust fund or insurer to which an Affiliated Company contributes or pays premiums) on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity, disability, layoff, jury duty, military duty, or leave of absence, each such hour to be credited to the Employee for the Computation Period in which such period of time occurs;

          (c) each hour not credited under (a) or (b) above for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an Affiliated Company for services as an Employee, each such hour to be credited to the Employee for the Computation Period to which the award or agreement pertains; and

          (d) to the extent required by law, each hour not credited under paragraph (a), (b) or (c) above during a period of absence (i) from an Affiliated Company due to service in the armed forces of the United States if the Employee returns to the active employ of an Affiliated Company at a time when he or she has reemployment rights under federal law but only to the extent required by Section 9.9, or (ii) which, under the Family Medical Leave Act of 1993, as may be amended, is required to be credited for purposes of the Plan.

     Hours of Service to be credited to an Employee under
(a), (b) or (c) above will be calculated and credited pursuant to paragraphs (b) and (c) of Section 2530.200b-2 of the Department of Labor Regulations which are incorporated herein by reference. Hours of Service to be credited to an individual under (d) above will be determined by the Company with reference to the individual's most recent work schedule (or at the rate of 8 hours per day in the event the Company is unable to establish such schedule).

     12.18     "Limitation Year" means the calendar year.

     12.19     "Normal Retirement Age" means age 65.

     12.20     "Participant" means any individual who
participates in the Plan in accordance with Article 2 hereof. Certain individuals who are no longer Eligible
Employees may continue to be characterized as Participants for limited purposes under the Plan as described in Section
2.2.

     12.21 "Participating Employer" means the Company and any other Affiliated Company which has adopted the Plan with the approval of the Company.

     12.22 "Period of Service" means, with respect to any Employee, the aggregate of all time periods commencing with the Employee's first day of employment or reemployment and ending on the date a break in service begins. The first day of employment or reemployment is the first day the Employee performs an hour of service, and an "hour of service" for this purpose is an hour for which the Employee is paid or entitled to payment for the performance of duties for the Employer. An Employee will also receive credit for any period of severance of less than 12 consecutive months. Fractional periods of a year will be expressed in terms of days. In the case of an individual who is absent from work for maternity or paternity reasons, the 12-consecutive month period beginning on the first anniversary of the first day of such absence shall not constitute a break in service.
The period between the first and second anniversaries of the first day of absence from work shall be neither a period of service nor a period of severance, provided, however, than an Employee who has not returned to employment with a Participating Employer by the second anniversary of this first day of absence from work shall incur a date of severance as of such second anniversary date. For purposes of this Section,

          (a)  an absence from work for maternity or
     paternity reasons means an absence (1) by reason of the pregnancy of the individual, (2) by reason of the birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or
     (4) for purposes of caring for such child for a period beginning immediately following such birth or placement;

          (b) a break in service is a period of severance of at least 12 consecutive months;

          (c) a period of severance is a continuous period of time during which the Employee is not employed by an Affiliated Company. Such period begins on the date the Employee retires, quits, or is discharged, or if earlier, the 12-month anniversary of the date on which the Employee was otherwise first absent from service, and ends on the date on which the Employee next performs an hour of service; and

          (d) any period of authorized leave of absence, or a leave of absence under the Family and Medical Leave
     Act of 1993 which is required to be credited for purposes of the Plan, shall not be considered a break in service.

          (e) In the case of a leave of absence for service in the armed forces of the United States pursuant to
     Section 9.9, no period shall be excluded under this paragraph during which the Employee has reemployment rights with respect to an Affiliated Company under federal law.

          (f) An Employee will be deemed to have quit upon failure to return to active employment with the Employer upon the expiration of an authorized leave of absence, an absence for service in the armed forces of the United States, or a leave of absence under the Family and Medical Leave Act of 1993.

          (g)  By vote of the Board of Directors,
     Participants may be credited in a uniform and nondiscriminatory manner with a Period of Service on account of (a) service rendered to an entity prior to such entity's merger with, consolidation into, or acquisition of or by a Participating Employer; (b) service rendered to a Participating Employer under an arrangement whereby the Participating Employer reimburses another company for such services; or (c) service rendered to an Affiliated Company prior to its becoming an Affiliated Company; but in each case only to the extent that such service would not otherwise be credited toward Periods of Service under other provisions of the Plan.

     12.23     "Plan" means the EMC Corporation 401(k)
Savings Plan as set forth herein, together with any and all amendments and supplements hereto.

     12.24     "Plan Year" means the calendar year.

     12.25 "Qualified Domestic Relations Order" means any judgment, decree or order (including approval of a property settlement agreement) which is determined by the Company to:

          (a) relate to the provision of child support, alimony payments, or marital property rights to a spouse, former spouse, child or other dependent of a Participant;

          (b)  be made pursuant to a State domestic
     relations law (including a community property law);

          (c) constitute a "qualified domestic relations order" within the meaning of Code Section 414(p) and ERISA Section 206(d)(3)(B), as added by the Retirement
     Equity Act of 1984; and

          (d)  be entered on or after January 1, 1985.

     In addition, any judgment, decree or order which is determined to have satisfied the requirements of (a) and (b) above, and which is entered prior to January 1, 1985 may be treated as a Qualified Domestic Relations Order by the Company. A judgment, decree or order which is determined to have satisfied the requirements of (a) and (b) above shall not be deemed to fail to satisfy (c) above merely because it requires payment to an alternate payee prior to the Participant's "earliest retirement age" (as that term is defined in Section 414(p) of the Code and ERISA section 206(d)(3)).

     12.26     "Stock" means the common stock of the
Company.

     12.27 "Total and Permanent Disability" means a mental or physical impairment that is likely to result in death or to be of long-continued (no less than 12 months) and indefinite duration, such that, on the basis of medical evidence satisfactory to the Company, the Employee is prevented from engaging in any substantial, gainful activity.

     12.28 "Trust" means a trust or trusts forming part of the Plan and established under an agreement or agreements between the Company and such person or persons, including a bank, as shall be selected from time to time by the Board of Directors.

     12.29 "Trust Fund" means the property held in trust by the Trustees at the time of reference.

     12.30 "Trustee" means the person or persons named as Trustee in the Trust, any successor trustee or trustees, and any additional trustee or trustees.

     12.31 "Valuation Date" means each day during which trading occurs on the New York Stock Exchange, or such other day as the Company may designate.

     12.32     "Pre-Tax Employee Contributions" means a
Participant's elective contributions, if any, made pursuant to Section 3.1.


     IN WITNESS WHEREOF, EMC Corporation has caused this instrument to be signed by its duly authorized officer this 1st day of January, 1998.


                              EMC CORPORATION



                              By:/s/ Paul T. Dacier
                              Name:  Paul T. Dacier
                              Title: Vice President and General Counsel